EXHIBIT 99.1

People’s Liberation Announces First Quarter 2010 Financial Results
●   First quarter net revenue increases by 11% to $8.4 million, year over year
●   Strong first quarter gross margin

LOS ANGELES--People's Liberation, Inc. – May 17, 2010,  – (OTCBB:PPLB), the designer, marketer and seller of high-end casual apparel under the brand names William Rast, People's Liberation, and in the United States, J.Lindeberg, today announced financial results for the first quarter ended March 31, 2010.

Three Months Ended March 31, 2010
Net revenue for the first quarter of 2010 increased 11.0% to $8.4 million compared with net revenue of $7.5 million for the first quarter of 2009. The increase in net revenue was due to increased retail sales and sponsorship revenue received from William Rast’s sponsorship agreement offset by a net decrease in wholesale sales.

“We are extremely pleased to have delivered strong revenue for the first quarter of 2010," stated Colin Dyne, the Company’s Chairman and Chief Executive Officer. “Both our J. Lindeberg and William Rast retail stores have seen increased momentum and awareness and our J. Lindeberg store located in Miami, Florida, has performed well during its first month of operation. We are continuing to execute on our key initiatives and are confident about the long-term opportunities for our business.”

Gross profit for the first quarter of 2010 increased 33.7% to $4.5 million from $3.4 million for the first quarter of 2009. Gross margin improved to 53.6% in the first quarter of 2010 from 44.5% in the first quarter of 2009. The improvement was driven by a combination of sponsorship revenue received in accordance with the William Rast sponsorship agreement which revenue was generated without any corresponding cost of revenue in the quarter, and increased retail sales of J. Lindeberg and William Rast product lines at higher gross margins.  Excluding the sponsorship revenue, gross margin from product sales increased 360 basis points compared to the prior year period.

Selling, design and production expenses for the first quarter were $3.0 million, compared to $2.8 million in the prior year period. As a percentage of net revenue, selling, design and production expenses decreased to 36.2% compared to 37.1% in the prior year. The increase in selling, design and production expenses was due to the increased cost of the Company’s William Rast fashion show held during Fashion Week in New York City in February 2010, offset by decreased design costs related to the Company’s restructured design services agreement, which provides for a reduction in the fees paid for services and a reduction in sample costs.

General and administrative expenses for the first quarter of 2010 were $2.4 million, compared to $1.9 million in the prior year period. As a percentage of net revenue, general and administrative expenses increased to 28.4% from 25.8% in the prior year. The increase in general and administrative expenses was due primarily to increased rent and staffing for the Company’s new retail stores.

Total operating expenses for the first quarter of 2010 were $5.4 million, compared to $4.7 million a year ago. The increase was primarily related to the fashion show expenses.  Amounts received as a result of the Company’s sponsorship agreement, and included in net revenue, offset the cost of the Company’s fashion show held in Q1-2010.

Net loss for the first quarter of 2010 was approximately $1.0 million, compared to a net loss of $1.4 million in the first quarter of 2009.  Net loss attributable to common stockholders for the first quarter of 2010 was approximately $1.2 million, compared with a net loss attributable to common stockholders of $1.6 million in the first quarter of 2009. The decrease in net loss to common stockholders was due primarily to increased net revenue and gross margin, partially offset by increased operating expenses, as discussed above.

Q1 and Recent Developments & Highlights
•
In April, the Company opened its third J. Lindeberg branded retail store, located at the Aventura Mall in Miami, Florida. The store offers its men’s collection and tailoring, as well as its J. Lindeberg signature golf line.

•	In the first half of Q3, the Company expects to open a new William Rast branded retail store, also located at the Aventura Mall in Miami, Florida.

•
During Fashion Week in February, Justin Timberlake and Trace Ayala presented their Fall/Winter 2010 William Rast collection at a fashion show held at Cedar Lake in NYC.  The show launched a capsule collection of William Rast footwear with boots complementing the William Rast DNA and reflecting the biker and Americana influences, which are designed to work with William Rast denim.

Conference Call
The management team will host a pre-recorded conference call to discuss these results today at 4:30 p.m. EDT, 1:30 p.m. PDT.

To access the pre-recorded conference call in listen-only mode, please dial 877-941-2069 for domestic calls and 480-629-9713 for international calls. The call will be broadcast over the Internet via www.pplbusa.com.  A replay of the call will be available through May 31, 2010. To access the telephone replay, participants should dial (800) 406-7325 for domestic calls and (303) 590-3030 for international calls. The access code for the replay is: 4297313. A replay of the web cast will also be available following the conference call on the Company's website at http://pplbusa.com/investors.html for 90 days.

ABOUT PEOPLE’S LIBERATION, INC.
Los Angeles-based People’s Liberation designs and distributes high-end casual apparel under the brand names “People’s Liberation,” “William Rast” and, in the United States, “J.Lindeberg.” The majority of the merchandise the Company offers consists of premium denim, knits, wovens, leather goods, golf wear and outerwear for men and women. In the United States, William Rast and J. Lindeberg branded products are distributed to boutiques, specialty stores and better department stores, such as Nordstrom, Bloomingdales, Saks Fifth Avenue and Neiman Marcus, and online at various websites including williamrast.com, jlindebergusa.com and Zappos.com. The Company also markets and sells J.Lindeberg branded collection and golf apparel through its retail stores in New York City, Los Angeles, and Miami, and J.Lindeberg golf wear to green grass golf stores and boutiques in the United States. William Rast products are also sold in its three retail stores located in Los Angeles, San Jose and Cabazon, California.  Internationally, in select countries, the Company sells its William Rast branded apparel products directly and through distributors to better department stores and boutiques throughout the world.

Forward Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. An example of a forward-looking statement in this news release is the Company’s statement that it expects to open a new William Rast branded retail store in Miami, Florida in the first half of Q3..  Factors which could cause actual results to differ materially from these forward-looking statements include the Company’s ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company’s liquidity and financial strength to support its growth, and other information that may be detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
People’s Liberation
Darryn Barber, President and CFO
213-745-2123
or
Addo Communications, Inc.
IR Contact
Patricia Dolmatsky/Andrew Greenebaum
310-829-5400

PEOPLE’S LIBERATION, INC.
CONSOLIDATED BALANCE SHEETS

	March 31, 2010	December 31, 2009
Assets	(Unaudited)
Current Assets:
Cash and cash equivalents	$1,121,280	$2,567,005
Restricted cash	177,282	167,000
Due from factor	364,048	-
Accounts receivable, net of allowance for doubtful accounts	196,835	94,306
Inventories	3,786,038	2,731,754
Prepaid expenses and other current assets	211,331	405,615
Total current assets	5,856,814	5,965,680

Property and equipment, net of accumulated depreciation and amortization	1,689,135	1,528,033
Trademarks, net of accumulated amortization	605,124	598,948
Intangible asset	428,572	428,572
Other assets	470,066	469,106
Total assets	$9,049,711	$8,990,339

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$4,754,412	$3,455,512
Due to factor	-	2,529
Due to member	500,056	812,090
Income taxes payable	31,900	9,400
Total current liabilities	5,286,368	4,279,531

Stockholders’ (deficit) equity:
Common stock, $0.001 par value, 150,000,000 shares authorized; 36,002,563 shares issued and outstanding at March 31, 2010 and December 31, 2009	36,002	36,002
Additional paid-in capital	8,135,483	8,103,018
Accumulated deficit	(9,224,561)	(8,043,054)
Total stockholders’ (deficit) equity	(1,053,076)	95,966

Noncontrolling interest	4,816,419	4,614,842
Total equity	3,763,343	4,710,808
Total liabilities and stockholders’ equity	$9,049,711	$8,990,339

PEOPLE’S LIBERATION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended March 31,
	2010	2009

Net revenue	$8,362,023	$7,530,078
Cost of revenue	3,879,258	4,176,153
Gross profit	4,482,765	3,353,925

Selling, design and production	3,026,534	2,793,273
General and administrative	2,373,239	1,944,396

Total operating expenses	5,399,773	4,737,669

Loss from operations	(917,008)	(1,383,744)

Interest expense, net	40,322	44,090
Loss before income taxes and noncontrolling interest in subsidiaries’ earnings	(957,330)	(1,427,834)

Provision for income taxes	22,600	16,000

Net loss	(979,930)	(1,443,834)

Noncontrolling interest in subsidiaries’ earnings	201,577	185,593

Net loss attributable to common stockholders	$(1,181,507)	$(1,629,427)

Basic and diluted loss per common share	$(0.03)	$(0.05)

Basic and diluted weighted average common shares outstanding	36,002,563	36,002,563